Exhibit 99.1
Micron Appoints Paul Marosvari as Chief Accounting Officer

BOISE, Idaho, Oct. 17, 2019 – Micron Technology, Inc. (Nasdaq: MU), today announced that the company has named Paul Marosvari as Micron's vice president and chief accounting officer, reporting to David Zinsner, senior vice president and chief financial officer. In this new position, Marosvari will oversee all accounting, controllership, and financial reporting, including Sarbanes-Oxley controls.

"The establishment of the chief accounting officer role at Micron is reflective of the growth and scale of our company," said Senior Vice President and Chief Financial Officer David Zinsner. "Paul brings the strong management and leadership capabilities that are essential to ensuring compliance across all of our accounting practices in 18 countries."

Since joining Micron in 1996, Marosvari has held several roles. Most recently, Marosvari was Micron's vice president and corporate controller, a position he was appointed to in October 2018. Prior to that, he served as Micron's senior director, corporate controller, from October 2016 to September 2018, and as a senior director, assistant controller, from January 2010 to September 2016. Before joining Micron, Marosvari was an audit manager and certified public accountant at Coopers & Lybrand where he worked for eight years. Marosvari holds a Bachelor of Business Administration in accounting from Boise State University.

About Micron Technology, Inc.
We are an industry leader in innovative memory and storage solutions. Through our global brands – Micron®, Crucial®, and Ballistix® – our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, 3D XPoint™ memory and NOR, is transforming how the world uses information to enrich life. Backed by 40 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, 5G, machine learning, and autonomous vehicles, in key market segments like mobile, data center, client, consumer, industrial, graphics, automotive, and networking. Our common stock is traded on the Nasdaq under the MU symbol. To learn more about Micron Technology, Inc., visit micron.com.

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